Exhibit 99.1

FRANCESCA’S® ANNOUNCES COURT APPROVAL OF SALE PROCESS AND ENTRY INTO STALKING HORSE ASSET PURCHASE AGREEMENT

Bids due on January 13, 2021 at 5:00 p.m. (prevailing Eastern Time)

Company Enters Into Stalking Horse Agreement With TerraMar Capital and Tiger Capital Group to Acquire Company as Going Concern, Subject to Higher and Better Offers

francesca’s® Continuing to Serve Customers in the Ordinary Course

HOUSTON, TX – January 8, 2021 – Francesca’s Holdings Corporation (the “Company”) today announced that the U.S. Bankruptcy Court for the District of Delaware (the “Court”) has authorized francesca’s® to conduct an auction process for the Company. The auction process is designed to achieve the highest and best offer for the Company’s assets and would be conducted under the Court’s supervision and in accordance with the U.S. Bankruptcy Code.

As previously announced, the Company entered into a Letter of Intent with TerraMar Capital, LLC (“TerraMar”), an investment firm that provides debt and equity capital to middle-market businesses, for TerraMar or an affiliate to become the stalking horse bidder for the auction and sale process. Today, the Company announced the execution of the stalking horse Asset Purchase Agreement (the “Stalking Horse APA”) with TerraMar’s affiliate, Francesca’s Acquisition, LLC, and with Tiger Capital Group, LLC (collectively, the “Buyers”). The Stalking Horse APA sets the minimum acceptable bid at the auction and will be subject to higher or better offers.

Under the terms of the Stalking Horse APA, the Buyers have agreed to purchase substantially all of the assets of the Company and its subsidiaries for approximately $17 million of cash, subject to certain adjustments, plus the assumption of substantial liabilities. The transaction is subject to the approval of the Bankruptcy Court and the satisfaction of customary closing conditions. It is also subject to higher or better offers in accordance with the bid procedures previously approved by the Bankruptcy Court, which require other bids to be submitted by January 13, 2021.

"We are pleased to announce the signing of a Stalking Horse Agreement with the Buyers and that the court has authorized us to proceed with the bid, auction and sale process. We are excited to partner with TerraMar, keeping us on track to position francesca’s® for long-term success.” said Andrew Clarke, Chief Executive Officer of francesca’s®.

“We are very excited to have reached an agreement with francesca’s® and are enthusiastic for the strength of the brand and the future prospects for the business,” said Joshua Phillips, Managing Partner of TerraMar Capital.

On December 3, 2020, francesca’s® and certain of its affiliates commenced its voluntary chapter 11 cases to reorganize under chapter 11 of the U.S. Bankruptcy Code. francesca’s® has retained the services of O’Melveny & Myers LLP and Richards Layton & Finger, P.A. as bankruptcy counsel and FTI Consulting, Inc. and FTI Capital Advisors LLC as the Company’s financial advisor and investment banker. TerraMar Capital, LLC and Francesca’s Acquisition, LLC have retained the services of McDonald Hopkins LLC and Young Conaway Stargatt & Taylor, LLP as counsel. Tiger Capital Group provides asset valuation, advisory and disposition services to a broad range of retail, wholesale, and industrial clients.

Additional Information

Additional information about the proposed asset sale, as well as other documents related to the restructuring and reorganization proceedings, is available at https://cases.stretto.com/francescas.

About Francesca's Holdings Corporation
francesca's® is a specialty retailer that operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of today, francesca's® operates approximately 553 boutiques in 45 states throughout the United States and the District of Columbia and also serves its customers through www.francescas.com and its mobile app. For additional information on francesca's®, please visit www.francescas.com.

Company Contact:
Cindy Thomassee
832-494-2240
IR@francescas.com